July 29, 2013

USA Mutuals
700 North Pearl Street, Suite 900
Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of this Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A (Registration Nos. 333-57548; 811-10319) (the “Registration Statement”) relating to the sale by you of an indefinite number of Institutional Class shares (the “Shares”) of beneficial interest, $0.001 par value, of the Vice Fund (the “Fund”), a series of USA Mutuals (the “Trust”), in the manner set forth in the Registration Statement (and the Prospectus of the Fund included therein).

We have examined:  (a) the Registration Statement (and the Prospectus of the Fund included therein), (b) the Trust’s Declaration of Trust and Bylaws, as amended and restated, (c) certain resolutions of the Trust’s Board of Trustees and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

9821633.1